Exhibit 99.1

Nightfood Announces New Pilot Test With
Second Global Hotel Brand

HQ initiated test could lead to distribution in additional hotel chains

Tarrytown, NY, April 25, 2022 – Nightfood Holdings, Inc. (OTCQB: NGTF), the sleep-friendly snack company addressing the $50 billion Americans spend annually on nighttime snacks, announced that a corporate-level test with a second global hotel brand is set to begin this week.

The testing chain is a recently-launched premium hotel banner with approximately 20 locations across the country, boasting a focus on wellness, including nutrition and sleep. It is a division of one of the five major hotel brands in the United States.

“It’s exciting to be starting a new corporate-level relationship with a second global brand so quickly after announcing receipt of our first national hotel purchase orders,” remarked Nightfood CEO Sean Folkson. “As with our previous test with our first global hotel partner, this pilot is being initiated and overseen at the brand level by individuals who make decisions for multiple brand-owned chains. They’re testing at one chain. But we believe a successful test could lead to distribution in multiple chains owned by the brand, representing potential new distribution in thousands of hotels.”

Management believes hotels have an obligation to help guests sleep better at night, and that sleep-friendly snacks will soon become hotel industry standard. Nightfood is launching its national hotel distribution in May, as it rolls into a major extended-stay hotel chain with approximately 500 properties in the U.S., which is owned by a leading global hospitality company.

Nightfood recently announced that it secured “Recommended Brand” status with Remington Hotels, a leading hotel management company with 121 hotels in its portfolio. The Company is in distribution-related discussions with additional hotel chains, group purchasing organizations, and hotel management companies as it works to establish Nightfood’s sleep-friendly snacks as a hotel industry standard.

About Nightfood

Nightfood is pioneering the nighttime snack category.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is currently focused on establishing widespread national distribution for its sleep-friendly snacks in the high-margin hotel vertical. Management believes hotels have an obligation to help guests achieve better sleep, and one way to do that is through the snacks hotels curate for sale in their grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, national distribution is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

Questions can be directed to investors@Nightfood.com

By signing up at ir.nightfood.com, investors can receive updates of filings and news releases in their inbox.

Forward Looking Statements:

This current press release contains "forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets and hotel chains, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang
simon@nightfood.com
718-635-2949

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3